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                                                                    EXHIBIT 99.1

PRESS RELEASE

ASM LITHOGRAPHY AND SILICON VALLEY GROUP RECEIVE CFIUS
APPROVAL TO PROCEED WITH MERGER

VELDHOVEN, The Netherlands and SAN JOSE, Calif.--(BUSINESS WIRE)--May 3, 2001--ASM Lithography Holding N.V. (Euronext Amsterdam N.V.:ASML) (Nasdaq:ASML [http://finance.yahoo.com/q?s=asml&d=t] - news [/n/a/asml.html]) and Silicon Valley Group, Inc. (Nasdaq:SVGI [http://finance.yahoo.com/q?s=svgi&d=t] - news [/n/s/svgi.html]) announced today that they have reached an agreement with the Committee on Foreign Investment in the United States (CFIUS), under provisions of the Exon-Florio Amendment, to proceed with their previously announced merger. The companies plan to close the transaction within the next few weeks.

As part of ASML's agreement with CFIUS, ASML will commence a six-month period in which it explores several strategic alternatives in regard to the SVG subsidiary Tinsley Laboratories, including making a good-faith effort to sell this optical polishing subsidiary or, in the absence of such a sale, operating it under adherence to a set of CFIUS-mandated restrictions. Tinsley, which has been a focus of the CFIUS review, reported revenues of approximately $17 million in fiscal year 2000 representing approximately 2% of SVG's total revenues.


Doug Dunn, Chief Executive Officer of ASML, said, "We are very pleased that the U.S. government has cleared the way for our two companies to merge and that we have reached a solid agreement that meets the needs and concerns of the U.S. government and allows ASML and SVG to proceed forward and provide leading edge lithography equipment to the semiconductor industry."

"ASML has a long and significant history in the U.S. which generates approximately 28% of ASML's present revenues. We believe that the combination with SVG will further enhance our competitiveness and significant strength in the global lithography marketplace, providing more jobs both in the U.S. and Europe and preserving strong technology development in the U.S. We are committed to investing in the U.S. in order to maintain, develop and expand our technological edge and capabilities for the benefit of our present and future customer base," said Mr. Dunn.

"Throughout the CFIUS process, we received many strong expressions of support for which we are most appreciative, particularly from ASML's and SVG's respective customers and the U.S. Semiconductor Industry Association who understand and fully support this commercial transaction. We now look to the future in conjunction with our new colleagues at SVG as we work towards developing and introducing next-generation lithography tools," said Mr. Dunn. The new company will have a combined workforce of about 7.500 people of whom around 50% will be employed in the U.S.

ASML will host a conference call today at 4 p.m. Central European Time (CET), 10 a.m. Eastern Standard Time (U.S. EST) in order to respond to questions related to today's release. Further details on this call will be available at ASML's website asml.com

For more information about the merger agreement and the combining companies, please see the October 2, 2000 press release announcing the transaction at www.asml.com [http://www.asml.com]

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or www.svg.com [http://www.svg.com] and the proxy statement-prospectus related to the merger on file with Securities and Exchange Commission and available at www.sec.gov [http://www.sec.gov].

About ASML

ASML,founded in 1984, is a world leader in advanced lithography systems that are essential in the fabrication of integrated circuits. The company is publicly traded on both the Euronext Amsterdam N.V. and the Nasdaq Stock Market(R) under the symbol "ASML." Visit the company's web site at www.asml.com for more information.

About SVG

SVG, headquartered in San Jose, California, was founded in 1977 and is a leading supplier of wafer processing equipment for the worldwide semiconductor industry. The company designs, manufactures and markets technically sophisticated equipment used in the primary stages of semiconductor manufacturing. Its products include: photoresist processing equipment; oxidation, diffusion and low-pressure chemical vapor deposition processing systems; atmospheric pressure chemical vapor deposition systems; lithography exposure tools that use step-and-scan technology; and precision optical components and systems. The company's web address is www.svg.com.

"Safe Harbor" Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve significant risks and uncertainties regarding the successful completion of the merger, the potential benefits of the merger and the capabilities of the combined company, including and without limitation: actions of the U.S., foreign and local governments; the successful integration of the two companies; the potential sale of Tinsley; and the potential effect of restrictions applicable to the operations of Tinsley; the economic environment of the semiconductor industry; and the general economic environment. More detailed information about these factors is set forth in the reports filed by ASML and SVG with the Securities and Exchange Commission. Neither ASML nor SVG is under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

   ASML
   Doug Marsh, 480/383-4006 (U.S.)
   Franki D'Hoore, +31 40 268 3938 (Europe & Asia) or
   SVG
   Russell Weinstock, 408/467-5911 (U.S.)
   Nancy Szymansky, 408/467-5870 (U.S.)
   or
   Kekst and Company
   Jeff Taufield, 212/521-4800
   Andrea Calise, 212/521-4800


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